Blue Sphere Corporation 8-K/A

Exhibit 10.1

December 21, 2017

By Email

Tony Tortorella

Jeff Denny

Gary Haseley

Alfred Brand

Tom McDonough

Ronnie Billitier

Re:          Senior Debenture/Maturity Date Extension and Warrants

Gentlemen:

Reference is made to that certain Subscription Agreement, dated December 23, 2015, pursuant to which each of you purchased from Blue Sphere Corporation (“We”, the “Company” or “Blue Sphere”) a Senior Debenture, as subsequently amended (except for Mr. Gary Haseley), in the aggregate principal amount of $3,000,000 (each a “Senior Debenture” and collectively, the “Senior Debentures”), and a $0.05 Warrant (“$0.05 Warrant”) and a $0.075 Warrant (“$0.075 Warrant”, and with the $0.05 Warrant, the “Warrants”) pursuant to the terms and conditions stated therein (the “December 2015 Offering”). Capitalized terms used in this letter agreement shall have the meaning ascribed to such terms in the Senior Debenture or the Warrants, as the case may be.

Thank you for agreeing to extend the Maturity Date of your Senior Debenture to April 3, 2018 (the “Maturity Date Extension”). We appreciate your cooperation in this regard and, in turn, agree to the following:

(i)            Interest Payment under Senior Debenture: Blue Sphere shall make two (2) payments totaling an aggregate of five percent (5%) of the total principal invested by your group, or $3,000,000 (the “Group”). Accordingly, we shall pay an aggregate of $30,000 upon the execution of this letter agreement by all members of the Group, and an additional payment of $120,000 in the aggregate on April 3, 2018, the new maturity date of your Senior Debenture; such payment being in addition to re-payment of the Principal Amount. The interest payments made pursuant to this letter agreement shall be on a pro rata basis to each of you, based on your investment relative to the other members of the Group, as more fully detailed on Schedule A attached hereto.

(ii)           Repricing of Warrant Exercise Prices: Blue Sphere shall amend your Warrants to reflect new Exercise Prices equal to the closing price of the Company’s common stock on December 21, 2017 (“December 21st Closing Price”). Specifically, each $0.05 Warrant and $0.075 Warrant issued to you in connection with the December 2015 Offering shall be repriced in accordance with this section (ii).

(iii)          New Warrant: Blue Sphere shall issue new warrants to purchase up to an aggregate of 224,550 shares of the Company’s common stock, at an exercise price equal to the December 21st Closing Price (the “New Warrants”). The New Warrants shall be issued on a pro rata basis to each of you, based on your investment relative to the other members of the Group, as more fully detailed on Schedule A attached hereto.

In connection with consummating the foregoing, please find attached to this letter agreement the Second Amendment to Senior Debenture (except for Mr. Haseley who shall receive a First Amendment to the Senior Debenture), First Amendment to $0.05 Warrant, First Amendment to $0.075 Warrant and a New Warrant, attached hereto as Exhibit A, Exhibit B, Exhibit C, and Exhibit D, respectively. Each of these documents has been signed by the Company. Therefore, please countersign each where indicated and return a copy to us, along with your countersignature to this letter agreement. We shall provide to you a set of all closing documents, including original copies of the securities and payment of the interest in section (i) to you, as soon as possible, following receipt of countersigned documents from all members of the Group.

Once again, thank you for your continued support of Blue Sphere.

Very truly yours,

Blue Sphere Corporation

By:
Name: Shlomi Palas
Title: Chief Executive officer

Accepted and Agreed to as of the date first written above:

HOLDER:

(entity name, if applicable)

By:

Name:

Title:

cc: Robert Leone, Esq.

cc: Peter J. Gennuso, Esq.